EXHIBIT 10.5
SAN JOSE WATER COMPANY
EXECUTIVE SUPPLEMENTAL
RETIREMENT PLAN
(As Amended and Restated Effective October 28, 2009 and Subsequently Amended)

PLAN AMENDMENT
The San Jose Water Company Executive Supplemental Retirement Plan, as amended and restated effective October 28, 2009 and subsequently amended (the “Plan”), is hereby further amended as follows, effective as of January 1, 2011:
1.    Section 3.4 (v) of the Plan is hereby amended in its entirety to read as follows:
“ (v)    For purposes of determining whether the Qualified Joint and Survivor Annuity or the Joint and 75% Survivor Annuity is the Actuarial Equivalent of the Single Life Annuity payable to the Participant, any subsidy provided with respect to the Qualified Joint and Survivor Annuity or the Joint and 75% Survivor Annuity shall not be taken into account, provided the annual lifetime benefit payable thereunder to the Participant is not greater than his or her annual lifetime benefit under the Single Life Annuity, and the annual lifetime benefit payable to the survivor is not greater than the annual lifetime benefit payable to the Participant under such Qualified Joint and Survivor Annuity or the Joint and 75% Survivor Annuity. For purposes of determining whether the Ten Year Term Certain and Life Option is the Actuarial Equivalent of the Single Life Annuity Payable to the Participant, the actuarial reduction factors set forth in attached Schedule I shall be utilized, with the appropriate factor (with any requisite interpolation) for the Participant's age at the time such Ten Year Term Certain and Life Option commences to be applied to the dollar amount of the monthly pension that would otherwise be payable to the Participant at that time in the form of the Single Life Annuity. In no event, however, will the Qualified Joint and Survivor Annuity, the Joint and 75% Survivor Annuity or the Ten Year Certain and Life Option be deemed for purposes of subparagraph (iv) above to be the Actuarial Equivalent of the Single Life Annuity payable to the Participant hereunder, if the scheduled date for the first annuity payment under such alternative form of payment is other than the Benefit Commencement Date or Deferred Benefit Commencement Date in effect at the time for the Participant.”
2.    Section 3.7 of the Plan is hereby amended in its entirety to read as follows:
“3.7 Calculation of Alternative Forms of Benefits. The amount of all benefit payment forms specified in Section 3.4 shall be determined in accordance with the provisions of the San Jose Water Company Retirement Plan and, to the extent applicable, the actuarial equivalency factors set forth in attached Schedule I for any benefit paid in the form of the Ten Year Certain and Life Annuity Option.”
3.    Except as modified by this Plan Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, San Jose Water Company has caused this Plan Amendment to be executed on its behalf by its duly-authorized officer on this 27th day of July 2011.

SAN JOSE WATER COMPANY

By: /s/ W. Richard Roth
W. Richard Roth, President and
Chief Executive Officer

SCHEDULE I
Actuarial Equivalency Factors
For
10 Year Term Certain and Life Annuity Option

Age	Factor*
55	0.9888
56	0.9871
57	0.9852
58	0.9829
59	0.9803
60	0.9773
61	0.9739
62	0.9701
63	0.9659
64	0.9612
65	0.9559
66	0.9501
67	0.9436
68	0.9363
69	0.9281
70	0.9188
Based on RP-2000 table (Unisex), and 5% interest
* If the benefit commencement date for a participant is at an age and month that is not an exact age integer in the above table, the appropriate conversion factor will be interpolated on a straight line monthly basis between the factor for the age integer in the above table most recently attained by the participant and the next age integer thereafter in such table.